TOGNIETTI CONSULTING AGREEMENT 1999

                              CONSULTING AGREEMENT


      This Consulting Agreement ("Agreement") is by and between Drypers Corporation, a Delaware corporation ("Company"), and Terry A. Tognietti ("Consultant").

                             W I T N E S S E T H:

      WHEREAS, Consultant is a party to that Employment Agreement between the parties hereto, dated August 30, 1992, as amended by that certain Agreement Amending and Restating Employment Agreement, between the parties hereto, dated as of February 25, 1997 (as amended, referred to herein as the "Employment Agreement");

      WHEREAS, Consultant is currently an officer and a director of the Company; and

      WHEREAS, the parties hereto desire to redefine Consultant's role with the Company pursuant to which the Consultant will act as a consulting independent contractor.

      NOW, THEREFORE, in consideration of the above premises and of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

      1.    RESIGNATION AND RETENTION.

TOGNIETTI CONSULTING AGREEMENT 1999
            1.1 Consultant hereby resigns as of the date hereof as an officer of the Company and all subsidiaries of the Company and, upon the request of a majority of the members of the then existing board of directors of the Company, agrees to resign for solely personal reasons as a director of the Company. Subject to the Company's and Consultant's compliance with their respective obligations under this Agreement, each of the Company and Consultant hereby release the other party from any and all claims arising out of Consultant's prior employment as an employee and officer of the Company, including, without limitation, the forgiveness, release, extinguishment and discharge by the Company of the Consultant's Promissory Note dated August 1, 1997, in the principal amount of $130,000.00 in favor of the Company. The Company agrees that should any inquiry be made of the Company regarding the reasons for the Consultant's resignation as an officer of the Company, the Company shall represent that the Consultant resigned as an officer to assume transactional functions as a consultant on the Company's behalf and to pursue other business interests. Each of the Company and the Consultant agree to (i) make no other public announcements regarding the reasons for the Consultant's resignation as an officer of the Company, (ii) make no denigrating or disparaging remarks regarding the other, regardless of the truth or falsity of any such remark, and (iii) take no action that would reflect negatively upon the other's business or reputation. Unless specifically addressed, this Agreement is not intended to be a waiver of any rights the Consultant may have to (i) any nonforfeitable benefits under any of the Company's employee benefit plans and executive compensation arrangements which, by their terms, specifically provide for nonforfeitable benefits, (ii) convert group benefits under any of the Company's employee benefit plans to individual coverage, to the extent that such plans allow such conversion, (iii) continue coverage under any of the Company's medical plans as provided under the Employee Retirement Income Security Act of 1974, as amended, or section 4980 B of the Internal Revenue Code of 1986, as amended, or (iv) receive compensation and benefits pursuant to this Agreement.

            1.2 The Company hereby retains Consultant as a general advisor and consultant to management of the Company on certain matters pertaining to the Company's business throughout the United States and Consultant hereby accepts such arrangement upon the terms and conditions specified in this Agreement. The Employment Agreement is hereby cancelled as of the date hereof, and is replaced by this Agreement.

            1.3 During the Term of Agreement (as hereinafter defined) under this Agreement, the Consultant is entitled to all protections of any indemnification agreements or provisions, including Company By-laws, agreements and any director and officer liability insurance policies, established or maintained by the Company for other directors and executive officers of the Company.

      2.    DUTIES AND RESPONSIBILITIES.

            2.1 Consultant shall (a) use reasonable efforts during the Term of Agreement to search for potential business opportunities for the Company ("Projects") in accordance with the written direction, as accepted in writing by the Consultant, of the Company's Chief Executive Officer and
      (b) comply with all rules and regulations with respect to the Company's business as may be issued from time to time by the Company that apply to its executive officers. All business opportunities relating to the Company's current or anticipated development that shall come to the attention of Consultant shall be immediately brought to the attention of the Company's Chief Executive Officer; and during the Term of Agreement (as hereinafter defined), Consultant shall not usurp or divert any such business opportunities for his own benefit or that of others without the prior written approval of the Company. It is not contemplated that the services described in this subparagraph 2.1 shall require Consultant's full-time service throughout the Term of Agreement.

            2.2 It is expressly understood and agreed that Consultant is not authorized to enter into any contract on behalf of the Company or otherwise in any manner whatsoever bind the Company. Consultant agrees to make no representation to any person, corporation or firm inconsistent in any manner with the provisions of this subparagraph 2.2. Consultant and the Company further agree that Consultant is an independent contractor under the terms of this Agreement and is not an employee of the Company.

      3.    FEE FOR SERVICE.

            3.1 As the fee for his services hereunder during the Term of Agreement, Consultant shall be paid a fee of $300,000.00 per year for each year during such term, payable in semi-monthly installments.

            3.2 During the Primary Term of Agreement (as hereinafter defined):

                        (a) Consultant shall be entitled to receive $1,000.00
            per month as an automobile allowance (such amount being intended to include, without limitation, the cost of the automobile and all operating costs including insurance, fuel, maintenance and repairs);

                        (b) Commencing 1 July 1999, the Consultant shall be
            entitled to receive $4,292.00 per month as payment for an office and secretary located off-site from the Company's facilities;

                        (c) Consultant shall be entitled to receive
            reimbursement of reasonable expenses related to the performance of his duties hereunder consistent with the Company's normal reimbursement policies for executive officers; and

                        (d) Consultant shall be entitled to receive such
            performance bonuses in such amounts and conditioned upon such performance and/or such financial standards as the Compensation Committee of the Board of Directors shall determine to be appropriate for each Project.

            3.3 During the Term of Agreement, and to the extent Consultant is not entitled to receive similar benefits as a result of his employment or affiliation with another business entity, Consultant shall also be entitled to receive the following to the extent permitted by the applicable Company plan and each such item shall be reported as required by law:

                        (a) the payment of premiums on Consultant's split dollar
            life insurance plan (as established when the Consultant was employed by the Company), with the beneficiaries of such a policy as may be designated by the Consultant;

                        (b) the payment to Consultant of $1,790.00 per month to
            compensate Consultant for loss of group comprehensive life, medical and dental insurance;

                        (c) the payment to Consultant of $710.00 per month to
            compensate Consultant for loss of the Company's portion of all payroll taxes;

                        (d) the payment to Consultant of $417.00 per month to
            compensate Consultant for loss of benefits under Company benefit plans available only to employees, including the benefits received by Consultant under the Company's 401(k) plan in which Consultant previously participated; and

                        (e) membership in The Houstonian Club, as such
            membership is in effect on the date hereof, at the expense of the Company. At the end of the Term of Agreement, the Company shall use commercially reasonable efforts without the necessity of payment of any fees to transfer such membership to the Consultant.

      4.    TERM AND TERMINATION.

            4.1 The "Term of Agreement" under this Agreement shall commence upon the date hereof and end upon either (a) November 1, 2002, in the event that the Average Stock Price ( as hereinafter defined) of the Company's common stock, $.001 par value per share (the "Company Common Stock"), has not been equal to or greater than $12.00 per share at any time during the period (the "Determination Period") commencing after March 1, 2001 and ending on November 1, 2001, or (b) November 1, 2001, in the event that the Average Stock Price of the Company Common Stock has been equal to or greater than $12.00 per share at any time during the Determination Period; in each case, however, subject to termination upon the occurrence of any of the events specified in Section 4.2 hereof. The "Average Stock Price" shall mean the average of the per share closing prices of the Company Common Stock on the Nasdaq National Market System (or other principal exchange upon which the Company Common Stock is then trading) during any five consecutive trading days, adjusted to give effect to any stock dividend, stock split or other reclassification pursuant to which the shares of Company Common Stock to be issued to the Consultant upon exercise of any of Consultant's currently outstanding options to purchase shares of the Company Common Stock (the "Consultant's Options") as set forth on EXHIBIT A hereto are adjusted in accordance with the terms of such options.

            4.2 The Term of Agreement may be terminated upon the occurrence of any of the following events:

                        (a) if the Company gives written notice to Consultant of
            its intent to terminate the term of this Agreement for Cause (as defined below), with the date of termination to be specified prospectively in such notice;

                        (b) if Consultant gives written notice to the Company of
            his intent to terminate this Agreement, with the date of termination to be specified in such notice; or

                              (c)   the death of Consultant.

            For purposes of this Agreement, "Cause" shall mean: (a) if Consultant is convicted of or pleads guilty or nolo contendere to any felony or serious intentional misdemeanor, other than an offense that in the opinion of the Board of Directors does not affect the Company or Consultant's position as a consultant; or (b) if Consultant violates any provision of Sections 6, 7 or 8 of this Agreement.

            4.3 The "Primary Term of Agreement" under this Agreement commences upon the date hereof and ends upon written notice by the Company to Consultant of its intent to terminate the term of this Agreement following the Consultant becoming an employee, officer or devoting a substantial portion of his time for the benefit of another business entity.

            4.4 Consultant may be terminated at any time by the Board of Directors, without Cause; provided that any such termination is without prejudice to the Consultant's rights to be paid his Compensation pursuant to Section 3.1, although any and all other benefits would cease.

      5. CONSULTANT'S OPTIONS.

            5.1 The Company shall execute and deliver to Consultant as soon as practicable such agreements and other instruments as are necessary and appropriate in order to cause each of Consultant's options to acquire Company Common Stock to vest in full effective upon the date hereof, and all such options are hereby made fully vested and exercisable. Such options shall not require Consultant to be an employee at the time of exercise, or limit the period of exercise by reason of employment status. Consultant understands that all of such options are or shall become Nonqualified Options (as defined in the applicable stock option plan) and subject to applicable tax withholding at the time of exercise.

            5.2 In the event that during the Term of Agreement any of the option agreements to purchase Company Common Stock held by Walter V. Klemp or Raymond M. Chambers on the date hereof are (i) cancelled and exchanged for option agreements that provide for the purchase of shares of Company Common Stock at an exercise price (the "New Exercise Price") that is less than the then current exercise price of such options, or (ii) amended to such effect or are otherwise replaced or repriced to such effect, then Consultant's options to purchase that number of shares of Company Common Stock equal to the greater of Mr. Klemp's or Mr. Chambers' shares subject to such repriced option or options shall be cancelled and exchanged for options to purchase Company Common Stock at the New Exercise Price. Such options shall be fully vested and exercisable. Any new options (not in replacement or exchange for such currently outstanding options) issued to Messrs. Klemp or Chambers shall not entail or require issuance of any options to the Consultant.

      6.    NON-COMPETITION.

            6.1 Consultant acknowledges that he has received special training and shall continue to receive special knowledge from the Company. Consultant acknowledges that included in the special knowledge received is the confidential information identified in Section 7 below. Consultant acknowledges that this confidential information is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the Company by this covenant not to compete. Therefore, Consultant agrees that for the period (the "Noncompetition Period") during the Term of Agreement and commencing upon the termination thereof and ending upon the first anniversary thereof, in each case unless otherwise extended pursuant to the terms hereof, Consultant will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is engaged in the manufacture or marketing of disposable baby diapers, disposable training pants or pre-moistened wipes within the United States of America or within any other geographic area of the world where the Company engages or proposes at the time of the termination of the Term of Agreement to engage in business (the "Noncompetition Area"). Consultant represents to the Company that the enforcement of the restriction contained in this Section 6 would not be unduly burdensome to Consultant and that in order to induce the Company to redefine Consultant's role with the Company and to provide for the fees during the Term of Agreement as set forth in Section 3 hereof, Consultant further represents and acknowledges that Consultant has entered into this agreement not to compete and is willing and able to compete in other geographical areas not prohibited by this Section 6. Notwithstanding the foregoing, it is agreed by the Company that the Consultant may acquire an ownership interest, directly or indirectly, of not more than five percent (5%) of the outstanding securities of any corporation that is engaged in a business competitive with the Company and that is listed on any recognized securities exchange or traded in the over the counter market in the United States, provided that such investment is of a totally passive nature and does not involve Consultant devoting time to the management or operations of such corporation.

            6.2 Consultant agrees that a breach or violation of this covenant not to compete by such Consultant shall entitle the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled. Further, during any period in which Consultant is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that Consultant is in breach hereof.

            6.3 In addition to the restrictions set forth in Section 6.1, Consultant shall not for the Noncompetition Period, either directly or indirectly, (i) make known to any person, firm or corporation that is engaged in the manufacture or marketing of disposable baby diapers, disposable training pants or pre-moistened wipes, the names and addresses of any of the customers of the Company or contacts of the Company or any other information pertaining to such persons, except as may otherwise be required by applicable law, or (ii) within the Noncompetition Area, call on, solicit, or take away, or attempt to call on, solicit or take away any of the customers of the Company on whom Consultant called or with whom Consultant became acquainted during Consultant's association with the Company, whether for Consultant or for any other person, firm or corporation.

            6.4 The representation and covenants contained in this Section 6 on the part of Consultant will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Consultant against the Company or any officer, director, or shareholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of the Consultant contained in this
      Section 6. In addition, the provisions of this Section 6 shall continue to be binding upon Consultant during the Noncompetition Period in accordance with its terms, notwithstanding the termination of Consultant for any reason.

            6.5 If Consultant violates any covenant contained in this Section 6 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Consultant contained in this
      Section 6 shall be deemed to have durations as specified above, which periods shall commence upon the later of (i) the last day of the Term of Agreement and (ii) the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Consultant in this Section 6.

            6.6 The parties to this Agreement agree that the limitations contained in this Section 6 with respect to geographic area, duration, and scope of activity are reasonable. However, if any court shall determine that the geographic area, duration, or scope of activity of any restriction contained in this Section 6 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

      7. DISCLOSURE OF CONFIDENTIAL INFORMATION. During the Term of Agreement, the Consultant will disclose to the Company all ideas and business plans developed by him during such period which relate directly to the business of the Company. The Consultant recognizes and acknowledges that he may have access to certain additional confidential information of the Company or of certain corporations affiliated with the Company, and that all such information constitutes valuable, special and unique property of the Company and its affiliates. The Consultant agrees that, during the Term of Agreement and for a period of five years after the termination of the Term of Agreement, he will not, without the prior written consent of the Company, disclose or authorize or permit anyone under his direction to disclose to anyone not properly entitled thereto any of such confidential information. For purposes of the immediately preceding sentence, persons properly entitled to such information shall be (i) the Board of Directors of the Company and such officers, employees and agents of the Company or any affiliate thereof to whom such information is furnished in the normal course of business under established policies approved by the Company and (ii) such outside parties as are legally entitled to or are customarily furnished such information, including banking, lending, collection, accounting, and data processing institutions or agencies who or which are provided such information in the normal course of business of the Company. The Consultant further agrees that upon termination of the Term of Agreement he will not take with him or retain, without the prior written authorization of the Company, any papers, procedural or technical manuals, customer lists, customer account analyses (including, without limitation, accounts receivable agings, customer payment histories and customer account activity reports), price books, files or other documents or copies thereof belonging to the Company or to any affiliate of the Company, or any materials, supplies, equipment or furnishings belonging to the Company or to any affiliate of the Company, or any other confidential information of any kind belonging to the Company or any affiliate of the Company. In the event of a breach or threatened breach by the Consultant of the provisions of this Section 7, the Company and the Consultant agree that the remedy at law available to the Company and its affiliates would be inadequate and that the Company and its affiliates shall be entitled to an injunction, without the necessity of posting bond therefor, restraining the Consultant from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company and its affiliates from pursuing any other remedies, in addition to the injunctive relief available under this
Section 7, for such breach or threatened breach, including the recovery of damages from the Consultant.

      80 TRADE SECRETS. All patents, formulae, inventions, processes, copyrights, proprietary information, trademarks or trade names, or future improvements to patents, formulae, inventions, processes, copyrights, proprietary information, trademarks or trade names, developed or completed by the Consultant during the Term of Agreement (collectively, the "Items") shall be promptly disclosed to the Company. To the extent that the Company determines such Items to be within the scope of the Company's business, the Consultant shall execute such instruments of assignment of the Items to the Company as the Company shall request. The Consultant acknowledges that a remedy at law for any breach by him of the provisions of this Section 8 would be inadequate, and the Consultant hereby agrees that the Company shall be entitled to injunctive relief in case of any such breach.

      90 LEGAL FEES AND EXPENSES. The Company shall pay all reasonable legal fees and costs incurred by the Consultant in connection with this Agreement that are incurred on or prior to the date hereof. In the event that Consultant contests the validity or enforceability of any of the provisions of Sections 6, 7 or 8 hereof, then Consultant hereby agrees to pay in a timely and prompt manner any and all legal fees and expenses incurred by the Company from time to time as a result of Consultant's contesting of the validity or enforceability of any provision of Sections 6, 7 or 8 hereof; provided however, notwithstanding the foregoing, in the event that Consultant contests the validity or enforceability of any provision of Section 6, 7 or 8 hereof and is wholly successful in such contest, then and in that event only will the Company reimburse Consultant for (i) the Company's legal expenses paid by Consultant and
(ii) his reasonable legal fees and costs incurred in connection with such contest.

      100   MISCELLANEOUS.

            10.1 NOTICES. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to be delivered three business days after deposit in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

            Company:                Drypers Corporation
                                    5300 Memorial Drive
                                    Houston, Texas 77007
                                    Attn:  Walter V. Klemp

            Consultant:             Terry A. Tognietti
                                    630 Alders Gate Court
                                    Katy, Texas 77450

            Notice given in any other manner shall be effective when received by the addressee. The address for notice may be changed by notice given in accordance with this provision.

            10.2 AMENDMENTS. This Agreement constitutes the entire agreement between the parties with respect to the relationship between the Company and Consultant and may not be amended, supplemented, waived, or terminated except by written instrument executed by the parties hereto.

            10.3 PRESERVATION OF BUSINESS. Consultant shall use his best efforts to preserve the business and organization of the Company and to keep available to the Company the services of its employees, and to preserve the business relations of the Company. Consultant shall not commit any act that might reasonably be expected to injure the Company. This Section 10.3 shall not be deemed to have been violated if the Consultant contacts employees or other independent contractors of the Company to secure other employment for such persons if and only to the extent that the Consultant first notifies the Chief Executive Officer of the Company in writing that he intends to make such contact, the nature and content of such proposed contact and the name, time and purpose of such proposed contact.

            10.4 ASSIGNMENTS. The Company may not assign this Agreement without the consent of the Consultant, except in connection with a sale of substantially all of the assets or the capital stock of the Company. The rights and obligations of Consultant hereunder are personal to him, and no such rights, benefits, duties or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

            10.5 EFFECT OF AGREEMENT. This Agreement shall be binding upon Consultant and his heirs, executors, administrators and legal representatives and upon the Company and its successors and any permitted assigns.

            10.6 WAIVER OF BREACH. The waiver by either party hereto of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver by such party of any subsequent breach of such other party.

            10.7 GOVERNING LAW. The validity, construction, and enforcement of this Agreement shall be governed by the laws of the State of Texas. In the event of a dispute concerning this Agreement, the parties agree that venue lies in a court of competent jurisdiction in Harris County, Texas.

            10.8 SEVERABILITY. If any provision of this Agreement is declared unenforceable by a court of last resort, such declaration shall not affect the validity of any other provision of this Agreement.

            10.9 CONSTRUCTION. The headings contained in this Agreement are for reference purposes only and shall not affect this Agreement in any manner whatsoever. Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

            10.10 TIME FOR PERFORMANCE. If the time for performance of any obligation set forth in this Agreement falls on a Saturday, Sunday, or legal holiday, compliance with such obligation on the next business day following such Saturday, Sunday, or legal holiday shall be deemed acceptable.

            10.11 EXECUTION. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall be deemed one instrument. Consultant acknowledges that he has read this Agreement and has been represented by separate legal counsel and he understands that executing this Agreement is a condition of his right to the Compensation described in Section 3.

            10.12 PRIOR AGREEMENT. This Agreement supersedes and replaces the Employment Agreement, which agreement shall terminate and be of no further force or effect upon the due execution and delivery of this Agreement by the parties hereto.

            10.13 ARBITRATION. The Company and Consultant agree to submit to final and binding arbitration any and all disputes, claims (whether in tort, contract, statutory, or otherwise) and/or disagreements concerning the interpretation or application of this Agreement and/or Consultant's engagement by the Company and/or the termination of this Agreement and/or Consultant's engagement by the Company; PROVIDED, HOWEVER, notwithstanding the foregoing, in no event shall any dispute, claim or disagreement arising under Section 6, 7 or 8 of this Agreement be submitted to arbitration pursuant to this Section 10.13 or otherwise. Any such dispute, claim and/or disagreement subject to arbitration pursuant to the terms of this Section 10.13 shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Arbitration under this provision must be initiated within 30 days of the action, inaction, or occurrence about which the party initiating the arbitration is complaining. Within ten days of the initiation of an arbitration hereunder, each party will designate an arbitrator pursuant to Rule 14 of the AAA Rules. The appointed arbitrators will appoint a neutral arbitrator from the panel in the manner prescribed in Rule 13 of the AAA Rules. Consultant and the Company agree that the decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 - 14. The parties hereto agree that pursuant to Section 9 of the Act that a judgment of the United States District Court for the Southern District of Texas, shall be entered upon the award made pursuant to the arbitration.

TOGNIETTI CONSULTING AGREEMENT 1999
      INTENDING TO BE LEGALLY BOUND, the parties hereto have executed this Agreement to be dated and effective as of the 5th day of January 1999.

                                    COMPANY:

                                    DRYPERS CORPORATION



                                    By: /s/ WALTER V. KLEMP
                                               Walter V. Klemp
                                       Chairman and Chief Executive Officer



                                   CONSULTANT:


                                    /s/ TERRY A. TOGNIETTI
                                         Terry A. Tognietti